Exhibit 4.17

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this “Amendment”) dated as of January 23, 2004, to the Credit Agreement referenced below, is by and among CNF Inc., a Delaware corporation (the “Borrower”), the Banks identified on the signature pages hereto and Bank of America, N.A., as Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $385 million credit facility has been extended to the Borrower pursuant to that Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of July 3, 2001 among the Borrower, the Banks party thereto, The Chase Manhattan Bank, as Syndication Agent, PNC Bank, LaSalle Bank National Association and Citibank, N.A., as Documentation Agents, and Bank of America, N.A., as Agent; and

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement and the Required Banks have agreed to such modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments. The Credit Agreement is amended in the following respects:

1.1	The definition of “Financing Documents” in Section 1.01 of the Credit Agreement is amended to read as follows:

“Financing Documents” means this Agreement, the Subsidiary Guaranty Agreement and the Notes, if any.

1.2	The following definitions are deleted from Section 1.01 of the Credit Agreement: “Acquisition”, “Additional Collateral Event”, “Capital Expenditures”, “Collateral Effective Date”, “Collateral Period”, “Collateral Termination Date”, “Consolidated Net Tangible Assets”, “Covenant Release Date”, “Domestic Subsidiary”, “Existing Negative Pledge Debt”, “First Amendment”, “First Amendment Date”, “Foreign Subsidiary”, “Restricted Action”, “Security Agreement”, “6.00% Notes Agreement” and “7.35% Notes Indenture”.

1.3	Section 4.12 of the Credit Agreement is deleted in its entirety.

1.4	Clause (i) of Section 5.09 of the Credit Agreement is amended to read as follows:

(i)	Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the sum of $15,000,000 plus 10% of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter of the Borrower.

1.5	Each of Sections 5.16, 5.17, 5.18 and 5.19 of the Credit Agreement is deleted in its entirety.

1.6	Clause (n) of Section 6.01 of the Credit Agreement is deleted in its entirety.

1.7	The Security Agreement is terminated and shall hereafter have no force and effect.

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions:

(a)	receipt by the Agent of multiple counterparts of this Amendment executed by the Borrower and the Required Banks; and

(b)	receipt by the Agent, for the ratable benefit of the Banks that execute and deliver signature pages to this Amendment (the “Approving Banks”), of an amendment fee equal to 10 basis points (0.10%) on the aggregate Commitments of the Approving Banks; and

(c)	receipt by the Agent of all other fees and expenses due in connection with this Amendment.

3. Reaffirmation of Representations and Warranties; no Default. The Borrower hereby affirms that the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier date in which case such representations and warranties were true and correct as of such earlier date). The Borrower hereby represents and warrants that no event has occurred and is continuing, or would result from the execution and delivery of this Amendment, which constitutes an Event of Default or which, with the giving of notice and/or the passage of time, would constitute an Event of Default.

4. Financing Document. This Amendment is a Financing Document.

5. No Other Changes. Except as expressly modified hereby, all of the terms and provisions of the Financing Documents shall remain in full force and effect.

6. Counterparts/Telecopy. This Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

7. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Fourth Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

CNF INC., a Delaware corporation
By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Vice President—Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
in its capacity as Agent
By:	/s/ Chas McDonell
Name: Chas McDonell
Title: Managing Director

BANKS:

BANK OF AMERICA, N.A.
By:	/s/ Chas McDonell
Name: Chas McDonell
Title: Managing Director

PNC BANK
By:	/s/ Luke G. McElhinny
Name: Luke G. McElhinny
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Douglas A. Rich
Name: Douglas A. Rich
Title: Vice President

MELLON BANK, N.A.
By:	/s/ John Cate
Name: John Cate
Title: First Vice President

LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Kathleen L. Ross
Name: Kathleen L. Ross
Title: Senior Vice President

JPMORGAN CHASE BANK

By:	/s/ Karen M. Sharf
Name: Karen M. Sharf
Title: Vice President

THE BANK OF NEW YORK

By:	/s/ Elizabeth Ying
Name: Elizabeth Ying
Title: Vice President

PB CAPITAL CORPORATION

By:	/s/ Christopher J. Ruzzi
Name: Christopher J. Ruzzi
Title: Vice President

By:	/s/ Lisa Moraglia
Name: Lisa Moraglia
Title: Assistant Vice President

CITICORP USA, INC.

By:	/s/ William S. Timmons, III

Name: William S. Timmons, III
Title: Vice President

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

Each of the undersigned Subsidiary Guarantors, by executing this Amendment below, (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Financing Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Subsidiary Guarantor’s obligations under the Financing Documents.

SUBSIDIARY GUARANTORS:

CONWAY TRANSPORTATION SERVICES, INC.

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Assistant Treasurer

MENLO WORLDWIDE FORWARDING, INC.

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Assistant Treasurer

EMERY WORLDWIDE AIRLINES, INC.

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Treasurer

MENLO LOGISTICS, INC.

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Assistant Treasurer

CNF PROPERTIES, INC.

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Vice President – Treasurer

MENLO WORLDWIDE, LLC

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Assistant Treasurer

CON-WAY LAND HOLDINGS, LLC

By:	/s/ Mark C. Thickpenny
Name: Mark C. Thickpenny
Title: Assistant Treasurer